Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 01/26/2010 FILED 12:54 PM 01/26/2010 SRV 100072813—4781214 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Emdeon FutureVision LLC.

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip Code 19801.

The name of its Registered agent at such address is The Corporation Trust Company.

Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 26th day of January, 2010.

By:	/s/ Lowell Stokes
Authorized Person(s)

Name:	/s/ Lowell Stokes
Typed or Printed